Exhibit 10.11

PROMISSORY NOTE

$500,000.00	April 17, 2015

For value received, the undersigned, PICTURE ROCK HOLDINGS, LLC, a Colorado limited liability company (the “Maker”), hereby promises to pay to the order of CLS LABS COLORADO, INC., a Florida corporation (the “Holder”), at 11767 S. Dixie Highway, Suite 115, Miami, Florida 33156 (or such other place(s) as Holder may designate from time to time), the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) with interest on the unpaid principal balance at the rate and on the terms provided in this promissory note (this “Note”).

Commencing on the date hereof, interest shall begin to accrue on the unpaid principal balance of this Note at the rate of twelve percent (12%) per annum, to be paid quarterly in arrears commencing on July 1, 2015 and continuing on the first day of each October, January, April and July thereafter until paid in full.  The principal due under this Note shall be paid by the Maker in twenty (20) equal quarterly installments of $25,000.00 (“Principal Installments”) commencing on July 1, 2015 and continuing on the first day of each October, January, April and July thereafter until paid in full. All outstanding principal and any accumulated unpaid interest thereon shall be due and payable on April 1, 2020 (the “Maturity Date”).  Both principal and interest are payable in lawful money of the United States of America.

All amounts under this Note shall become at once due and payable if one or more of the following events shall happen and be continuing (an “Event of Default”):  (a) failure to make any payment of principal or interest on this Note in accordance with the terms hereof; (b) an event of default by the Maker under that certain loan agreement of even date herewith between the Maker and the Holder (the “Loan Agreement”); (c) assignment made by the Maker for the benefit of credits or upon the appointment of a receiver, liquidator or trustee of the Maker or the admission in writing by the Maker of its inability to pay its debts generally as they become due or the adjudication of the Maker to be a bankrupt or insolvent, or the filing of any petition for the bankruptcy, reorganization or arrangement of the Maker; (d) issuance of any tax lien warrant, process or order of attachment, garnishment or other lien and/or the filing of a lien against any property of the Maker which is not discharged within fourteen (14) days from the date of filing; or (e) the default in the payment or performance of any other loans from the Holder to the Maker, whether in existence or hereinafter created. After the occurrence of an Event of Default and for so long as it shall be continuing, this Note shall bear interest at the highest rate permitted under then applicable law.

In the case that any Event of Default shall happen and be continuing, the Holder may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such Holder may have under applicable law.

In the event Holder retains or consults an attorney to enforce the terms hereof, Holder shall be entitled to collect from the Maker all costs and expenses incurred in enforcing or preserving its rights hereunder, including, but not limited to, reasonable attorney’s fees (including those incurred in connection with judicial, bankruptcy, appellate, administrative and other proceedings).  No delay or omission by Holder in exercising any right or remedy hereunder shall operate as a waiver of any such right or remedy hereunder.  All remedies of Holder hereunder are cumulative, and no exercise by Holder of any one or more of his rights or remedies hereunder or under applicable law shall be deemed to be an election of remedies by Holder.

The Maker may prepay this Note, in whole or in part, without penalty; provided that any such prepayment will be applied first to the payment of unpaid expenses accrued under this Note, second to unpaid interest accrued on this Note, and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the unpaid principal amount of this Note.

All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered as follows:

If to the Maker:                                     PICTURE ROCK HOLDINGS, LLC
1435 Yarmouth St., #106
Boulder, Colorado  80304
Attention:  ________________

If to the Holder:                                    CLS LABS COLORADO, INC.
11767 S. Dixie Highway, Suite 115
Miami, Florida 33156
Attention:  Jeffrey I. Binder

All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service of recognized standing, or (v) four (4) days after being deposited in the U.S. mail, certified, return receipt requested and with postage prepaid.

In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the unpaid principal amount of this Note.

The Maker hereby waives presentment for payment, demand, notice of dishonor and protest of this Note, and further agrees that this Note shall be deemed to have been made under and shall be governed by and construed in accordance with the laws of the State of Florida in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Holder may expressly consent thereto in a writing duly executed by an authorized representative of Holder. The federal or state courts located in Miami-Dade County, Florida, shall have exclusive jurisdiction in connection with all matters which may arise under or in connection with this Note, and the Maker shall not assert that any action brought in such forum is inconvenient and should be moved to another jurisdiction.  Venue shall be had exclusively in the state and federal courts located in Miami-Dade Beach County, Florida, to the exclusion of all other places of venue.

All of the terms of this Note shall inure to the benefit of the Holder and its successors and assigns and shall be binding upon the Maker and its successors and assigns.

IN WITNESS WHEREOF, the Maker has executed this Note as of the day and year first above written.

MAKER:

PICTURE ROCK HOLDINGS, LLC

By: /s/ Alan Bonsett
Name: Alan Bonsett
Title: Member and CEO